IGRE

Capital Holdings, LLC

Investment Grade R.E. Income Fund, LP

DISTRIBUTION REINVESTMENT PLAN

Investment Grade R.E. Income Fund, LP (the "Fund") offers its Limited Partners (the "Investors") the opportunity to participate in the Fund's Distribution Reinvestment Plan (the "DRIP"). The DRIP provides a simple and convenient method for Investors to invest cash Distributions paid from the Investor's Limited Partnership investments (the "Units") free of any brokerage commissions, fees or other service charges.

Investors may participate in the DRIP by completing the Distribution Reinvestment Form. Investors who participate in the DRIP may terminate their participation at any time. Investors who do not want to participate in the DRIP do not need to do anything.

The primary difference between those who participate in the DRIP from those who do not is that participants in the DRIP will receive additional Units in the Fund while non-participants will continue to receive cash distributions. Non-participating Investors do not need to take any action under the plan and will continue to receive their Distributions, if and when declared, in cash. Other than the method of paying distributions (i.e. in the form of cash or additional Units), all Investor's interest in the Units are treated the same.

DESCRIPTION OF THE DRIP

The purpose of the DRIP is to provide Investors with a simple and convenient method of reinvesting cash Distributions in additional Units in the partnership instead of receiving cash distributions. Units purchased through the DRIP do not incur brokerage commissions, fees or service charges. Full investment of Distributions is possible under the DRIP given the DRIP permits fractional Units to be purchased and credited to the Investor's account.

The Fund will not determine the purchase price of Units purchased with reinvested cash Distributions under the DRIP until the applicable Distribution payment date. As a result, Investors will not know the actual price per share or number of Units that will be purchased in the DRIP until the distribution date.

Like all Units of the fund, DRIP Units are accounted for by Nottingham, our SEC registered transfer agent. As the transfer agent, Nottingham is responsible for keeping Investor records, sending statements of account to investors and performing other duties relating to the Fund administration. Units purchased under the DRIP are registered the same as other Units purchased as the Fund has only one class of Units.

PARTICIPATING IN THE DRIP

You may join the DRIP at any time. If you elect to reinvest your Distributions, Distribution reinvestment commences with the first Distribution paid after you join the DRIP, provided that the Distribution Reinvestment Form is received in good order before the distribution date. Units purchased through the DRIP will commence the first of the month following the month the distributions would otherwise have been paid in cash. The payment of Distributions in the future and the amount of Distribution payments,

if any, will depend upon the Funds financial condition and other factors as our General Partner deems relevant. See the Fund's Offering Circular for additional information regarding the payment of Distributions.

Investors wishing to participate in the DRIP must complete a Distributions Reinvestment Form, a copy of which is annexed here as Exhibit A. Any Investor registered as holder of our Units is eligible to participate in the DRIP. The right to participate in the DRIP is not transferable to another person apart from a transfer of the underlying Units. In the event of a transfer of Units, the transferee would need to complete a Distribution Reinvestment Form.

Investors may terminate their participation in the DRIP at any time by notifying the Fund in writing. Upon termination, the Investor will receive future distributions in cash beginning the next distribution period after notice of termination is provided.

Investors participating in the DRIP agree to immediately notify the Fund in the event changes in the investor's financial condition causes the investor to no longer meet the definition of accredited investor as set out in the subscription agreement, or for non-accredited investors, the investor's aggregate investment value in the fund exceeds the greater of 10% of the investor's net worth or annual income. Investors who can no longer purchase Units on account of their accreditation status will be removed from the DRIP and future Distributions will be paid in cash. Investors who terminate their election to participate in the DRIP but otherwise qualify to participate, can re-enroll at any time by completing and submitting a new Distribution Reinvestment Form.

The Distribution Reinvestment Form, any notices, to include an Investor's desire to terminate participation in the DRIP should be directed to:

Investment Grade R.E. Income Fund, LP
Attn: Investor Services
831 State Street, Suite 280
Santa Barbara, CA 93101.

RECORDING OF DRIP UNIT PURCHASES

Units purchased through the DRIP will be recorded by the Transfer Agent in the same manner as non-DRIP Units. If Units are registered in more than one name (e.g., joint tenants, trustees, etc.), all registered owners must sign the Distribution Reinvestment Form exactly as their names appear on the original Subscription Agreement.

UNITS AVAILABLE

The number of Units to be purchased under the DRIP will depend upon the amount of Distributions being reinvested. The number of Units purchased and credited through the DRIP are calculated by taking the cash distributions otherwise payable to the Investor and dividing that number by the Unit purchase price, the quotient is the number of Units, to include fractional Units (up to 4 decimal placed) that will be credited to the Investor's account. For example, a payable cash distribution of $1,000.00 will amount to the purchase and credit of one (1) Unit, a $500.00 payable cash distribution will result in a credit of one half (1/2) of a Unit assuming a Unit price of $1,000.

The Fund estimates that up to 1,000 Units will be available to be purchased through the DRIP. The General Partner estimated the DRIP purchase amount by assuming that up to 1% of Investors will elect to participate in the DRIP and calculated the accumulated DRIP Units accordingly:

	Investment Amount	Units ($1,000/Unit)
Total Offering Size:	$75,000,000	75,000
1% of Investors in DRIP:	$750,000	750
6% Targeted Annual Distribution	$45,000	45.00
Investor hold period	Drip Units Issued per year	Accumulated DRIP Units
Year 1	45.00	45.00
Year 2	47.70	92.70
Year 3	53.26	100.96
Year 4	59.32	112.58
Year 5	66.07	125.39
Year 6	73.60	139.67
Year 7	81.98	155.58
Year 8	91.31	173.29
Year 9	101.71	193.02
Year 10	113.29	215.00
Year 11	126.19	239.48
Year 12	140.56	266.75
Year 13	156.57	297.13
Year 14	174.39	330.96
Year 15	194.25	368.65
Year 16	216.37	410.62
Year 17	241.01	457.38
Year 18	268.45	509.46
Year 19	299.02	567.47
Year 20	333.07	632.09

These assumptions assume that 1% of investors will elect to participate in the DRIP and that the Fund will sell all Units in the first year and that the Units will be held by Investors for 20 years which is in excess of the targeted 5-7 year hold period of the Fund. The assumptions further do not consider any future contributions. However, the General Partner estimates there will be sufficient Units available to meet contribution and distribution reinvestment needs. To meet these needs the General Partner expects an additional 170 units to cover the DRIP. The General Partner, in coordination with the transfer agent monitors the number of outstanding units monthly to ensure that sufficient units are available to be issued under the DRIP. If at anytime the General Partner determines there may not be sufficient Units from the offering to cover the DRIP, the General Partner may terminate the DRIP for new investors.

Although the DRIP is intended to continue indefinitely, the Fund reserves the right to modify, suspend or terminate the DRIP at any time, or it may elect not to offer the DRIP to Investors residing in any jurisdiction where in the General Partner's judgment, the burden or expense of compliance with applicable securities laws makes the sale of Units through the DRIP impracticable or inadvisable. Notice of such suspension, termination or modification will be sent to all Investors participating in the DRIP.

MONTHLY STATEMENTS

As with the purchase of Units by Investors not participating in the DRIP, Investors participating in the DRIP receive a monthly statement. The monthly statements show any cash Distributions as well as any distributions reinvested to include the number of Units (or fraction of a Unit) credited during any month. Monthly statements are sent to Investors as soon as practicable at the beginning of each month covering the preceding month. These statements represent the continuing record of the costs and purchases of Units.

TAX CONSEQUENCES OF PARTICIPATION IN THE DRIP

Units purchased through the DRIP will be treated for tax purposes as if the cash distribution was paid to the investor and is expected to be treated as ordinary income for federal income tax purposes. Your tax basis in additional Units acquired under the DRIP will be equal to the amount of your reinvested cash distributions. In the case of participating investors whose Distributions are subject to withholding of federal income tax, Distributions will be reinvested less the amount of tax required to be withheld.

Investors should consult with their tax consultants or financial advisor for any tax implications that could result from participating in the DRIP. The fund does not provide tax, accounting, financial, or legal advice.

WHERE YOU CAN FIND MORE INFORMATION

Additional information about the Fund can be found in the Offering Statement and periodic reports filed with the SEC. You may read and copy any document that we file at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 25049. Please call the SEC at (800) SEC-0330 for further information about the public reference facilities. These documents also may be accessed through the SEC's electronic data gathering, analysis and retrieval system ("EDGAR") via electronic means, including the SEC's home page on the Internet (http://www.sec.gov).

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SEC; HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED HEREUNDER ARE EXEMPT FROM REGISTRATION.

Distribution Reinvestment Form

This Distribution Reinvestment form is be used to direct Investment Grade R.E. Income Fund, LP (the "Fund") to reinvest the cash distributions into additional units of the Fund.

Complete and deliver this form to:

Investment Grade R.E. Income Fund, LP Attn: Investor Services 831 State Street, Suite 280 Santa Barbara, CA 93101

Account registration. *(Select Only One)*

☐ **Individual** ☐ **Joint** ☐ **Trust** ☐ **IRA** ☐ **Other:**____________________

Account No.: __________________________________

Name of Owner:____**Tax ID/SS #:**_______________________

Name of Joint/Co- Owner (if applicable):_______________________________**Tax ID/SS #:** ______________________

Street/P.O. Box:____

City:__________________________**State:**_____________**ZIP Code:**_________________**Phone:** _________________

By requesting the distributions be reinvested, the undersigned account holder(s) acknowledges and hereby authorizes the Fund or its agents to reinvest any funds otherwise payable in cash into additional Units of the Fund. The price paid for the Units will be equal to the then current price per Unit which may be more or less than the original price paid for the Units. Units purchased through will accrue distributions commencing the first of the month following the month the distributions would otherwise have been paid in cash. For example, a distribution payable in cash in January will be reinvested as of February 1st and distributions payable on the February reinvestment will be reinvested in March. ***For avoidance of doubt, investors will receive additional Units in lieu of cash distributions***. The investor's participation in the distribution plan can be revoked by providing the Fund written notice along with instructions as to where distributions should be paid. The Fund cease reinvesting distributions the month following the month in which notice was received.

Investors participating in the Reinvestment Plan agree to immediately notify the Fund in the event changes in the investor's financial condition causes the investor to no longer meet the definition of accredited investor as set out in the subscription agreement or for non-accredited investors, the investor's aggregate investment value in the fund exceeds the greater of 10% of the investor's net worth or annual income.

Agreed and Accepted:

Signature of Registered Owner	Printed Name	Date
Signature of Joint Registered Owner	Printed Name	Date

For custodial Accounts:

Custodian Signature	Printed Name	Date